Exhibit No. 99.1

News Release

COMMERCIAL METALS COMPANY REPORTS SECOND QUARTER FISCAL 2019 RESULTS

•	Revenue Increased by 33% to $1.4 Billion

•	Earnings from Continuing Operations Increased 53% to $0.13 per share

•	Adjusted Earnings from Continuing Operations Increased 13% to $0.29 per share

Irving, TX - March 21, 2019 - Commercial Metals Company (NYSE: CMC) today announced financial results for its fiscal second quarter ended February 28, 2019. For the three months ended February 28, 2019, earnings from continuing operations were $14.9 million, or $0.13 per diluted share, on net sales of $1.4 billion, compared to earnings from continuing operations of $9.8 million, or $0.08 per diluted share, on net sales of $1.1 billion for the prior year period. As a result of the execution of various strategic growth initiatives and favorable market conditions, the Company's revenue increased 33% year-over-year.

Second quarter results included net after tax expenses of $20.0 million related to certain non-operational costs regarding the acquisition of rebar assets from Gerdau S.A., and adjustments related to the Tax Cuts and Jobs Act. Excluding these expenses, adjusted earnings from continuing operations were $35.0 million, or $0.29 per diluted share, as detailed in the non-GAAP reconciliation on page 12. This represents a 13% increase compared to adjusted earnings from continuing operations of $31.0 million, or $0.26 per diluted share, for the three months ended February 28, 2018.

Excluding non-recurring integration related costs and acquisition accounting inventory step up charges related to the four steel mills and rebar fabrication assets purchased from Gerdau S.A., that closed on November 5, 2018, the acquired assets contributed revenue of $383.6 million and operating income of $32.9 million to the consolidated results of CMC in the second quarter of fiscal 2019.

Barbara R. Smith, Chairman of the Board, President and Chief Executive Officer, said, "We are very encouraged by our progress of integrating the rebar assets we acquired from Gerdau last year. We continue to be highly confident they will provide the anticipated benefits and generate attractive returns for our stockholders. The quarter was impacted by typical seasonality and unprecedented rainfall levels in many of our markets, which impacted construction activity resulting in lower shipments in the quarter. I am pleased with the results of our ongoing operations and remain very optimistic about our growth in the second half of fiscal 2019."

(CMC Second Quarter Fiscal 2019 - Page 2)

The Company's liquidity position at February 28, 2019 continued to be strong with cash and cash equivalents of $66.7 million and availability under the Company's credit and accounts receivable sales facilities of $544.1 million.

On March 20, 2019, the board of directors of CMC declared a quarterly dividend of $0.12 per share of CMC common stock payable to stockholders of record on April 5, 2019. The dividend will be paid on April 18, 2019.

Business Segments - Fiscal Second Quarter 2019 Review
Our Americas Recycling segment recorded adjusted EBITDA of $10.1 million for the second quarter of fiscal 2019, compared to adjusted EBITDA of $17.2 million for the prior year second quarter, reflecting a decreasing ferrous and nonferrous scrap price environment. Despite the recent price volatility, we generated positive returns in the quarter due to our low operating cost structure, disciplined buying practices and efficient inventory turnover rates.

Our Americas Mills segment recorded adjusted EBITDA of $112.4 million for the second quarter of fiscal 2019, an increase of 124% compared to adjusted EBITDA of $50.2 million for the second quarter of fiscal 2018. The current quarter results include a non-cash charge of $10.3 million related to the fair value step up of inventory acquired on closing of the acquisition of the four rebar mills from Gerdau S.A.. Excluding this $10.3 million non-cash charge, the second quarter results include adjusted EBITDA of $33.0 million from the acquired mills on shipments of 391 thousand tons.

Total mill shipment volumes for the existing operations, excluding the incremental shipments from our new micro mill in Durant, OK, were down in comparison to the second quarter of fiscal 2018. While demand from U.S. non-residential and infrastructure construction activity remains strong; during the quarter, construction activity was impacted adversely by rainfall in many markets that far exceeded historical norms, resulting in lower shipment volumes. Metal margins increased by $91 per ton from the same period of the prior year. A combination of higher costs associated with the new facilities, reduced production levels and inflationary pressures on certain costs, resulted in increased manufacturing costs of approximately 28% per ton as compared to the prior year.

Our Americas Fabrication segment recorded an adjusted EBITDA loss of $49.6 million for the second quarter of fiscal 2019, compared to an adjusted EBITDA loss of $8.6 million for the second quarter of fiscal 2018. This year's second quarter results include an adjusted EBITDA loss of $12.7 million related to the acquired fabrication operations on shipments of 162 thousand tons and excludes the benefit of a purchase accounting adjustment of $23.5 million related to amortization of the unfavorable contract backlog reserve that was assumed in the acquisition. Including this adjustment, the operating income of the acquired fabrication assets was $9.2 million for the quarter.

Average selling prices in the Americas Fabrication segment rose 6% compared to the second quarter of fiscal 2018, but were outpaced by steel input costs, which increased by 18% higher labor costs and losses recorded on specific

(CMC Second Quarter Fiscal 2019 - Page 3)

contracts. Rebar fabrication bidding activity remains strong and average selling prices for contracted work during the first half of fiscal 2019 were above $1,000 per ton, which will be profitable when shipped in future quarters using current rebar prices.

Our International Mill segment in Poland recorded adjusted EBITDA of $20.5 million for the second quarter of fiscal 2019, compared to adjusted EBITDA of $32.1 million for the comparable prior year quarter. While margins remained strong, volumes declined as customers were hesitant to place orders until the European Union tariff rate quota safeguard measures were finalized which occurred in February. These measures, designed to reduce the flood of unfairly priced imports, are expected to be in place until July 2021.

Our Corporate and Other segment recorded an adjusted EBITDA loss of $24.1 million for the second quarter of fiscal 2019 compared to an adjusted EBITDA loss of $26.1 million for the prior year's second quarter. The current quarter loss includes $5.5 million related to acquisition costs.

Outlook
"Performance from our acquired assets have exceeded our initial transaction rationale business case. Looking ahead, we are optimistic that the upcoming construction season will be strong both in the U.S. and Poland," said Ms. Smith. "The combination of a good mill margin environment, ongoing progress on executing cost reduction opportunities afforded by the acquisition, and completing some of the lower margin rebar fabrication backlog, gives us confidence that we will deliver strong results for the balance of the fiscal year."

Conference Call
CMC invites you to listen to a live broadcast of its second quarter fiscal 2019 conference call today, Thursday, March 21, 2019, at 11:00 a.m. ET. Barbara Smith, Chairman of the Board of Directors, President, and Chief Executive Officer, and Mary Lindsey, Senior Vice President and Chief Financial Officer, will host the call. The call is accessible via our website at www.cmc.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay on our website on the next business day. Financial and statistical information presented in the broadcast are located on CMC's website under “Investors”.

About Commercial Metals Company
Commercial Metals Company and its subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network of facilities that includes eight electric arc furnace ("EAF") mini mills, two EAF micro mills, a rerolling mill, steel fabrication and processing plants, construction-related product warehouses, and metal recycling facilities in the U.S. and Poland.

Forward-Looking Statements

(CMC Second Quarter Fiscal 2019 - Page 4)

This news release contains forward-looking statements within the meaning of the federal securities laws with respect to general economic conditions, key macro-economic drivers that impact our business, the effects of ongoing trade actions, the effects of continued pressure on the liquidity of our customers, potential synergies provided by our recent acquisitions, demand for our products, steel margins, the ability to operate our mills at full capacity, future supplies of raw materials and energy for our operations, share repurchases, legal proceedings, renewing the credit facilities of our Polish subsidiary, the reinvestment of undistributed earnings of our non-U.S. subsidiaries, U.S. non-residential construction activity, international trade, capital expenditures, our liquidity and our ability to satisfy future liquidity requirements, our new Oklahoma micro mill, estimated contractual obligations, the effects of the acquisition of substantially all of the U.S. rebar fabrication facilities and the steel mini-mills located in or around Rancho Cucamonga, California, Jacksonville, Florida, Sayreville, New Jersey and Knoxville, Tennessee previously owned by Gerdau S.A. and certain of its subsidiaries (collectively, the “Acquired Businesses”), and our expectations or beliefs concerning future events. These forward-looking statements can generally be identified by phrases such as we or our management "expects," "anticipates," "believes," "estimates," "intends," "plans to," "ought," "could," "will," "should," "likely," "appears," "projects," "forecasts," "outlook" or other similar words or phrases. There are inherent risks and uncertainties in any forward-looking statements. We caution readers not to place undue reliance on any forward-looking statements.

Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Except as required by law, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, new information or circumstances or any other changes. Important factors that could cause actual results to differ materially from our expectations include those described in Part I, Item 1A, Risk Factors, of our Annual Report on Form 10-K for the fiscal year ended August 31, 2018 as well as the following: changes in economic conditions which affect demand for our products or construction activity generally, and the impact of such changes on the highly cyclical steel industry; rapid and significant changes in the price of metals, potentially impairing our inventory values due to declines in commodity prices or reducing the profitability of our fabrication contracts due to rising commodity pricing; excess capacity in our industry, particularly in China, and product availability from competing steel mills and other steel suppliers including import quantities and pricing; compliance with and changes in environmental laws and regulations, including increased regulation associated with climate change and greenhouse gas emissions; involvement in various environmental matters that may result in fines, penalties or judgments; potential limitations in our or our customers' abilities to access credit and non-compliance by our customers with our contracts; activity in repurchasing shares of our common stock under our repurchase program; financial covenants and restrictions on the operation of our business contained in agreements governing our debt; our ability to successfully identify, consummate, and integrate acquisitions and the effects that acquisitions may have on our financial leverage; risks associated with acquisitions generally, such as the inability to obtain, or delays in obtaining, required approvals under applicable antitrust legislation and other regulatory and third party consents and approvals; failure to retain key management and employees of the Acquired Businesses; issues or delays in the successful integration of the Acquired Businesses’ operations with those of the Company, including the inability to substantially increase utilization of the Acquired Businesses’ steel mini

(CMC Second Quarter Fiscal 2019 - Page 5)

mills, and incurring or experiencing unanticipated costs and/or delays or difficulties; difficulties or delays in the successful transition of the Acquired Businesses to the information technology systems of the Company as well as risks associated with other integration or transition of the operations, systems and personnel of the Acquired Businesses; unfavorable reaction to the acquisition of the Acquired Businesses by customers, competitors, suppliers and employees; lower than expected future levels of revenues and higher than expected future costs; failure or inability to implement growth strategies in a timely manner; impact of goodwill impairment charges; impact of long-lived asset impairment charges; currency fluctuations; global factors, including political uncertainties and military conflicts; availability and pricing of electricity, electrodes and natural gas for mill operations; ability to hire and retain key executives and other employees; competition from other materials or from competitors that have a lower cost structure or access to greater financial resources; information technology interruptions and breaches in security; ability to make necessary capital expenditures; availability and pricing of raw materials and other items over which we exert little influence, including scrap metal, energy and insurance; unexpected equipment failures; ability to realize the anticipated benefits of our investment in our new micro mill in Durant, Oklahoma; losses or limited potential gains due to hedging transactions; litigation claims and settlements, court decisions, regulatory rulings and legal compliance risks; risk of injury or death to employees, customers or other visitors to our operations; impacts of the Tax Cuts and Jobs Act ("TCJA"); and increased costs related to health care reform legislation.

(CMC Second Quarter Fiscal 2019 - Page 6)

COMMERCIAL METALS COMPANY FINANCIAL & OPERATING STATISTICS (UNAUDITED)

	Three Months Ended					Six Months Ended
(in thousands, except per ton amounts)	2/28/2019	11/30/2018	8/31/2018	5/31/2018	2/28/2018	2/28/2019	2/28/2018
Americas Recycling
Net Sales	$287,075	302,009	361,363	364,098	320,627	589,084	639,968
Adjusted EBITDA	$10,124	15,434	16,996	19,477	17,216	25,558	32,221
Short tons shipped
Ferrous	570	579	644	642	560	1,149	1,149
Nonferrous	59	63	69	65	63	122	129
Total short tons shipped	629	642	713	707	623	1,271	1,278
Average selling price (per short ton)
Ferrous	$266	273	298	314	285	269	271
Nonferrous	$1,998	1,982	2,155	2,252	2,345	1,990	2,275

Americas Mills
Net Sales	$774,709	601,853	604,435	553,063	425,887	1,376,562	839,405
Adjusted EBITDA	$112,396	113,873	106,830	89,590	50,219	226,269	105,385
Short tons shipped
Rebar	773	530	482	503	405	1,303	810
Merchant & Other	322	317	359	308	279	639	551
Total Short Tons Shipped	1,095	847	841	811	684	1,942	1,361
Average price (per short ton)
Total selling price	$677	682	674	632	571	677	561
Cost of ferrous scrap utilized	$303	307	326	329	288	305	272
Metal margin	$374	375	348	303	283	372	289

Americas Fabrication
Net Sales	$530,836	437,111	403,889	378,241	312,973	967,947	645,752
Adjusted EBITDA	$(49,578)	(36,996)	(24,607)	(8,208)	(8,611)	(86,574)	(6,579)
Total short tons shipped	396	319	307	302	241	715	506
Total selling price (per short ton)	$845	868	843	777	799	856	788

International Mill
Net Sales	$175,198	227,024	253,058	201,737	211,765	402,222	432,242
Adjusted EBITDA	$20,537	32,779	36,654	31,987	32,135	53,316	63,079
Short tons shipped
Rebar	66	80	145	79	95	146	235
Merchant & Other	238	312	289	241	251	550	511
Total short tons shipped	304	392	434	320	346	696	746
Average price (per short ton)
Total selling price	$545	547	555	599	578	546	546
Cost of ferrous scrap utilized	$301	295	305	329	324	298	311
Metal margin	$244	252	250	270	254	248	235

(CMC Second Quarter Fiscal 2019 - Page 7)

COMMERCIAL METALS COMPANY BUSINESS SEGMENTS (UNAUDITED)

(in thousands)	Three Months Ended					Six Months Ended
Net sales	2/28/2019	11/30/2018	8/31/2018	5/31/2018	2/28/2018	2/28/2019	2/28/2018
Americas Recycling	$287,075	$302,009	$361,363	$364,098	$320,627	$589,084	$639,968
Americas Mills	774,709	601,853	604,435	553,063	425,887	1,376,562	839,405
Americas Fabrication	530,836	437,111	403,889	378,241	312,973	967,947	645,752
International Mill	175,198	227,024	253,058	201,737	211,765	402,222	432,242
Corporate and Other	(365,035)	(290,655)	(314,307)	(292,655)	(216,984)	(655,690)	(426,566)
Total Net Sales	$1,402,783	$1,277,342	$1,308,438	$1,204,484	$1,054,268	$2,680,125	$2,130,801

Adjusted EBITDA from continuing operations
Americas Recycling	$10,124	$15,434	$16,996	$19,477	$17,216	$25,558	$32,221
Americas Mills	112,396	113,873	106,830	89,590	50,219	226,269	105,385
Americas Fabrication	(49,578)	(36,996)	(24,607)	(8,208)	(8,611)	(86,574)	(6,579)
International Mill	20,537	32,779	36,654	31,987	32,135	53,316	63,079
Corporate and Other	(24,146)	(59,554)	(28,827)	(31,814)	(26,083)	(83,700)	(49,963)

(CMC Second Quarter Fiscal 2019 - Page 8)

COMMERCIAL METALS COMPANY CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
	Three Months Ended February 28,		Six Months Ended February 28,
(in thousands, except share data)	2019	2018	2019	2018
Net sales	$1,402,783	$1,054,268	$2,680,125	$2,130,801
Costs and expenses:
Cost of goods sold	1,252,493	927,101	2,370,926	1,860,617
Selling, general and administrative expenses	98,726	108,477	215,943	204,587
Interest expense	18,495	7,181	35,158	13,792
	1,369,714	1,042,759	2,622,027	2,078,996

Earnings from continuing operations before income taxes	33,069	11,509	58,098	51,805
Income taxes	18,141	1,728	23,750	10,153
Earnings from continuing operations	14,928	9,781	34,348	41,652

Earnings (loss) from discontinued operations before income taxes	(1,075)	290	(618)	8,410
Income taxes (benefit)	3	(98)	138	3,082
Earnings (loss) from discontinued operations	(1,078)	388	(756)	5,328

Net earnings	$13,850	$10,169	$33,592	$46,980

Basic earnings (loss) per share*
Earnings from continuing operations	$0.13	$0.08	$0.29	$0.36
Earnings (loss) from discontinued operations	(0.01)	—	(0.01)	0.05
Net earnings	$0.12	$0.09	$0.29	$0.40

Diluted earnings (loss) per share*
Earnings from continuing operations	$0.13	$0.08	$0.29	$0.35
Earnings (loss) from discontinued operations	(0.01)	—	(0.01)	0.05
Net earnings	$0.12	$0.09	$0.28	$0.40

Cash dividends per share	$0.12	$0.12	$0.24	$0.24
Average basic shares outstanding	117,854,335	116,808,838	117,677,422	116,524,630
Average diluted shares outstanding	118,942,758	118,269,721	118,996,427	118,149,815

* EPS is calculated independently for each component and may not sum to net earnings EPS due to rounding

(CMC Second Quarter Fiscal 2019 - Page 9)

COMMERCIAL METALS COMPANY CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except share data)	February 28, 2019	August 31, 2018
Assets
Current assets:
Cash and cash equivalents	$66,742	$622,473
Accounts receivable (less allowance for doubtful accounts of $14,511 and $4,489)	976,681	749,484
Inventories, net	866,419	589,005
Other current assets	160,416	116,243
Total current assets	2,070,258	2,077,205
Property, plant and equipment, net	1,478,320	1,075,038
Goodwill	64,257	64,310
Other noncurrent assets	115,857	111,751
Total assets	$3,728,692	$3,328,304
Liabilities and stockholders' equity
Current liabilities:
Accounts payable-trade	$322,147	$261,258
Accrued expenses and other payables	265,924	260,939
Acquired unfavorable contract backlog	75,358	—
Current maturities of long-term debt and short-term borrowings	88,902	19,746
Total current liabilities	752,331	541,943
Deferred income taxes	38,370	37,834
Other long-term liabilities	129,345	116,325
Long-term debt	1,310,150	1,138,619
Total liabilities	2,230,196	1,834,721
Stockholders' equity	1,498,300	1,493,397
Stockholders' equity attributable to noncontrolling interests	196	186
Total stockholders' equity	1,498,496	1,493,583
Total liabilities and stockholders' equity	$3,728,692	$3,328,304

(CMC Second Quarter Fiscal 2019 - Page 10)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
	Six Months Ended February 28,
(in thousands)	2019	2018
Cash flows from (used by) operating activities:
Net earnings	$33,592	$46,980
Adjustments to reconcile net earnings to cash flows from (used by) operating activities:
Depreciation and amortization	76,430	66,316
Amortization of acquired unfavorable contract backlog	(34,808)	—
Stock-based compensation	10,007	13,338
Net (gain) loss on disposals of subsidiaries, assets and other	(1,202)	518
Deferred income taxes and other long-term taxes	11,705	(9,420)
Write-down of inventories	237	1,296
Provision for losses on (recovery of) receivables, net	(518)	2,048
Asset impairment	—	12,774
Changes in operating assets and liabilities	(80,809)	4,937
Beneficial interest in securitized accounts receivable	(367,521)	(322,403)
Net cash flows used by operating activities	(352,887)	(183,616)

Cash flows from (used by) investing activities:
Acquisitions, net of cash acquired	(700,982)	(6,980)
Capital expenditures	(67,497)	(101,028)
Proceeds from insurance	3,905	25,000
Proceeds from the sale of property, plant and equipment	2,042	631
Proceeds from the sale of discontinued operations and other	1,893	7,406
Advances under accounts receivable programs	—	25,247
Repayments under accounts receivable programs	—	(115,247)
Beneficial interest in securitized accounts receivable	367,521	322,403
Net cash flows from (used by) investing activities:	(393,118)	157,432

Cash flows from (used by) financing activities:
Proceeds from issuance of long-term debt	180,000	—
Repayments of long-term debt	(14,605)	(10,106)
Proceeds from accounts receivable programs	140,070	—
Repayments under accounts receivable programs	(92,664)	—
Dividends	(28,181)	(27,995)
Stock issued under incentive and purchase plans, net of forfeitures	(2,856)	(7,394)
Increase in documentary letters of credit, net	—	10
Contribution from noncontrolling interests	10	13
Net cash flows from (used by) financing activities	181,774	(45,472)
Effect of exchange rate changes on cash	(221)	249
Decrease in cash, restricted cash and cash equivalents	(564,452)	(71,407)
Cash, restricted cash and cash equivalents at beginning of period	632,615	285,881
Cash, restricted cash and cash equivalents at end of period	$68,163	$214,474

Supplemental information:	Six Months Ended February 28,
(in thousands)	2019	2018
Cash and cash equivalents	$66,742	$195,184
Restricted cash	1,421	19,290
Total cash, restricted cash and cash equivalents	$68,163	$214,474

(CMC Second Quarter Fiscal 2019 - Page 11)

COMMERCIAL METALS COMPANY
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

This press release contains financial measures not derived in accordance with generally accepted accounting principles ("GAAP"). Reconciliations to the most comparable GAAP measures are provided below.
Core EBITDA from Continuing Operations is a non-GAAP financial measure. Core EBITDA from continuing operations is the sum of earnings (loss) from continuing operations before interest expense and income taxes (benefit). It also excludes recurring non-cash charges for depreciation and amortization, asset impairments, and equity compensation. Core EBITDA from continuing operations also excludes certain material acquisition and integration related costs and other legal fees, mill operational start-up costs, CMC Steel Oklahoma incentives, net debt restructuring and extinguishment gains and losses, purchase accounting adjustments to inventory and severance expenses. Core EBITDA from continuing operations should not be considered an alternative to earnings (loss) from continuing operations or net earnings (loss), or as a better measure of liquidity than net cash flows from operating activities, as determined by GAAP. However, we believe that Core EBITDA from continuing operations provides relevant and useful information, which is often used by analysts, creditors and other interested parties in our industry as it allows: (i) comparison of our earnings to those of our competitors; (ii) a supplemental measure of our ongoing core performance; and (iii) the assessment of period-to-period performance trends. Additionally, Core EBITDA from continuing operations is the target benchmark for our annual and long-term cash incentive performance plans for management. Core EBITDA from continuing operations may be inconsistent with similar measures presented by other companies.

A reconciliation of earnings from continuing operations to Core EBITDA from continuing operations is provided below:

	Three Months Ended					Six Months Ended
(in thousands)	2/28/2019	11/30/2018	8/31/2018	5/31/2018	2/28/2018	2/28/2019	2/28/2018
Earnings from continuing operations	$14,928	$19,420	$51,260	$42,325	$9,781	34,348	41,652
Interest expense	18,495	16,663	15,654	11,511	7,181	35,158	13,792
Income taxes	18,141	5,609	6,682	13,312	1,728	23,750	10,153
Depreciation and amortization	41,245	35,176	32,610	32,949	34,050	76,421	65,949
Asset impairments	—	—	840	935	12,136	—	12,597
Non-cash equity compensation	5,791	4,215	5,679	5,376	8,550	10,006	12,983
Acquisition and integration related costs and other	5,475	27,970	10,907	4,975	5,905	33,445	9,625
Amortization of acquired unfavorable contract backlog	(23,476)	(11,332)	—	—	—	(34,808)	—
Mill operational start-up costs*	—	—	—	1,473	6,565	—	11,998
CMC Steel Oklahoma incentives	—	—	—	(3,000)	—	—	—
Purchase accounting effect on inventory	10,315	—	—	—	—	10,315	—
Core EBITDA from continuing operations	$90,914	$97,721	$123,632	$109,856	$85,896	$188,635	$178,749
*Net of interest, taxes, depreciation and amortization, impairments, and non-cash equity compensation.

(CMC Second Quarter Fiscal 2019 - Page 12)

Adjusted earnings from continuing operations is a non-GAAP financial measure that is equal to earnings (loss) from continuing operations before certain acquisition and integration related and costs and other legal expenses, mill operational start-up costs, CMC Steel Oklahoma incentives, asset impairments, debt restructuring and extinguishment gains and losses, purchase accounting adjustments to inventory and severance expenses, including the estimated income tax effects thereof. Additionally, we adjust adjusted earnings from continuing operations for the effects of the TCJA as well as the tax benefit associated with an international reorganization. Adjusted earnings from continuing operations should not be considered as an alternative to earnings from continuing operations or any other performance measure derived in accordance with GAAP. However, we believe that adjusted earnings from continuing operations provides relevant and useful information to investors as it allows: (i) a supplemental measure of our ongoing core performance and (ii) the assessment of period-to-period performance trends. Management uses adjusted earnings from continuing operations to evaluate our financial performance. Adjusted earnings from continuing operations may be inconsistent with similar measures presented by other companies. Adjusted earnings from continuing operations per diluted share is defined as adjusted earnings from continuing operations on a diluted per share basis.

A reconciliation of earnings from continuing operations to adjusted earnings from continuing operations is provided below:

	Three Months Ended					Six Months Ended
(in thousands)	2/28/2019	11/30/2018	8/31/2018	5/31/2018	2/28/2018	2/28/2019	2/28/2018
Earnings from continuing operations	$14,928	$19,420	$51,260	$42,325	$9,781	$34,348	$41,652
Impairment of structural steel assets	—	—	—	—	12,136	—	12,136
Acquisition and integration related costs and other	5,475	27,970	10,907	4,975	5,905	33,445	9,625
Mill operational start-up costs	—	—	—	6,456	8,651	—	11,560
CMC Steel Oklahoma incentives	—	—	—	(3,000)	—	—	—
Purchase accounting effect on inventory	10,315	—	—	—	—	10,315	—
Total adjustments (pre-tax)	$15,790	$27,970	$10,907	$8,431	$26,692	$43,760	$33,321

Tax impact
TCJA impact	$7,550	$—	$—	$—	$10,600	$7,550	$10,600
International reorganization	—	—	—	—	(9,200)	—	(9,200)
Related tax effects on adjustments	(3,316)	(5,874)	(2,290)	(1,771)	(6,855)	(9,190)	(9,175)
Total tax impact	4,234	(5,874)	(2,290)	(1,771)	(5,455)	(1,640)	(7,775)
Adjusted earnings from continuing operations	$34,952	$41,516	$59,877	$48,985	$31,018	$76,468	$67,198

Adjusted earnings from continuing operations per diluted share	$0.29	$0.35	$0.51	$0.41	$0.26	$0.64	$0.57

Media Contact:
Susan Gerber
214.689.4300